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                                                                     Exhibit 5.1

                     [Debevoise & Plimpton LLP Letterhead]


March 19, 2004

International Paper Company
400 Atlantic Street
Stamford, Connecticut 06921

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-103760) (the "Registration Statement") and the Prospectus Supplement, dated March 15, 2004 (the "Prospectus Supplement"), to the Prospectus, dated March 27, 2003, of International Paper Company, a New York corporation (the "Company"), in connection with the issuance and sale by the Company of $600,000,000 aggregate principal amount of its 4.00% Notes due 2010 (the "2010 Notes") and $400,000,000 aggregate principal amount of its 5.25% Notes due 2016 (together with the 2010 Notes, the "Notes"). The Notes will be issued pursuant to the Indenture, dated as of April 12, 1999 (the "Base Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"), as amended by the Supplemental Indenture, dated as of March 18, 2004 (the "Supplemental Indenture"; such Base Indenture, as supplemented and amended by the Supplemental Indenture, being referred to herein as the "Indenture"), between the Company and the Trustee.

     In so acting, we have examined originals or certified, conformed or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials, and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Company and others. In rendering the opinion expressed below, we have assumed that the Trustee has the power and authority to enter into and perform its obligations under the Indenture; the Indenture has been duly authorized, executed and delivered by the Trustee and is valid, legally binding and enforceable against the Trustee in accordance with its terms; and the Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.

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International Paper Company                   2                   March 19, 2004

     Based on the foregoing, and subject to the further qualifications set forth below, we are of the opinion that the Notes have been validly issued and constitute valid and binding obligations of the Company.

     The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors' rights or remedies generally, and (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including, without limitation, concepts of good faith, reasonableness and fair dealing and standards of materiality.

     The opinion set forth above is limited to the laws of the State of New York, as currently in effect.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K filed on March 19, 2004, incorporated by reference in the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,



                                           /s/  Debevoise & Plimpton LLP